SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM 11-K



(Mark One)
[X] ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934 [No fee required effective October 7, 1996]

For the fiscal year ended December 31, 1998.

                                            OR

[   ]  TRANSITION REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES
       EXCHANGE ACT OF 1934  [No fee required]

For   the    transition    report    period    from    ___________________    to
_______________________.



                         Commission File number 1-14194



A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                 MORRISON HEALTH CARE, INC. SALARY DEFERRAL PLAN

B. Name of issuer of the securities held pursuant to the Plan and address of its principal executive office:

                           Morrison Health Care, Inc.
                              1955 Lake Park Drive
                                    Suite 400
                                Smyrna, GA 30080




Exhibit index appears on page 2.

                                 EXHIBIT INDEX

Exhibit
Number                Description
_______               __________________________________________________________

  13                    Annual report to Security-Holders
  23                    Consent of Independent Auditors

                                   SIGNATURES


Morrison Health Care, Inc. Salary Deferral Plan.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Compensation Committee of the Morrison Health Care, Inc. Salary Deferral Plan has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          Morrison Health Care, Inc.
                                          Salary Deferral Plan
                                          --------------------------
                                               (Name of Plan)



Date:  June 24, 1999                      /s/ Claire L. Arnold
     ---------------                      --------------------------------------
                                          Claire L. Arnold
                                          Director; Chairman, Compensation
                                          Committee